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                                                                    EXHIBIT 4.10

                             AFC ENTERPRISES, INC.
                             Six Concourse Parkway
                                  Suite 1700
                          Atlanta, Georgia 30328-5352

                                April 25, 2002


To: All Remaining Signatories to the 1996 Stockholders Agreement and FS Equity Partners IV, L.P.

     In order to provide additional liquidity for the Common Stock ("Common Stock") of AFC Enterprises, Inc. (the "Company") and enable FS Equity Partners III, L.P., FS Equity Partners International, L.P., FS Equity Partners IV, L.P. (collectively, the "FS Shareholders") and PENMAN Private Equity and Mezzanine Fund, L.P. ("PENMAN," and along with the FS Shareholders, the "Selling Holders") to sell shares of Common Stock into the public market in an orderly manner, the Company has agreed to file and maintain a shelf registration statement covering 8,356,251 shares of Common Stock owned by the Selling Holders (the "Registrable Securities"). The Company hereby agrees to file a registration statement on Form S-3 for a continuous offering of the Registrable Securities, which, subject to the provisions of this letter agreement, the Company agrees to keep effective for one year from the effective date of the registration statement (the "Offering") (provided that such one-year period shall be extended by the number of days that any Selling Holder shall have been required by the third paragraph of this agreement to refrain from disposing of Registrable Securities). The Company also agrees to file any amendments or supplements to the registration statement on Form S-3, and enter into any underwriting or placement agreements, as reasonably requested by Freeman Spogli & Co. or PENMAN to effect the Offering.

     The Company agrees that the Selling Holders participation in the Offering shall not constitute a "Demand Registration," as defined in that certain Stockholders Agreement dated as of April 11, 1996, as amended (the "Stockholders Agreement"), among the Company and the other signatories thereto. Notwithstanding the foregoing, in view of the benefits the Company and the Selling Holders will receive from proceeding in the manner contemplated by this letter agreement, the Company and the Selling Holders agree that in connection with the Offering the Company and the Selling Holders shall have the rights and benefits and be subject to the obligations provided under (a) Section 3.1 of Exhibit A to the Stockholders Agreement ("Exhibit A"), (b) Section 3.2 of Exhibit A (other than with respect to the fees and expenses of counsel under Section 3.2 (viii) thereof, which shall be paid by the Selling Holders), and (c)
Section 4.1 through Section 4.4 of Exhibit A. All capitalized terms in such Sections of the Stockholders Agreement shall have the meanings ascribed to those terms in the Stockholders Agreement.

     The Selling Holders agree that the Company may require the Selling Holders to discontinue disposition of the Registrable Securities under the registration statement if, and so long as, based on then available information, the General Counsel of the Company, in
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consultation with the Chief Executive Officer, Chief Operating Officer and Chief
Financial Officer of the Company, reasonably believes that there is a reasonable likelihood that an event or circumstance may occur which would require the preparation of a supplement or amendment to the prospectus, as contemplated by
Section 3.1 of Exhibit A, or, if the Company is in possession of material, non-public information, and (a) the General Counsel of the Company, in consultation with the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, determine in good faith that such action is necessary in order to avoid an obligation to disclose such information, and (b) such officers determine in good faith that disclosure of such information would not be in the best interest of the Company or its shareholders. The Selling Holders agree that, upon receipt of any notice from the Company of the happening of an event as contemplated by
Section 3.1(e) of Exhibit A, or as otherwise determined in accordance with the foregoing sentence, the Selling Holders will discontinue use of the prospectus and disposition of the Registrable Securities until the Selling Holders receive copies of the supplemented or amended prospectus contemplated by Section 3.1 of Exhibit A, or until the Selling Holders are advised in writing by the Company that the use of the prospectus may be resumed.

     The parties also agree that the indemnity and contribution agreements contained in Section 4.1 and Section 4.4 of Exhibit A shall not apply to any loss, claim, damage or liability of any Selling Holder for any sale of the Shares to the extent that such loss, claim, damage or liability arises from or is based upon any sale of the Shares after the Company has provided written notice to such Selling Holder to cease disposition of the Shares.

     It is the intent of the parties that the above-referenced sections of Exhibit A and this letter agreement shall be read and interpreted together, provided that if there are any inconsistencies between such sections and this letter agreement, this letter agreement shall control (including the waiver and modification of provisions of such policy, as approved by the board prior to the date hereof).

     The Selling Holders hereby acknowledge and agree that as long as they continue to have representatives on the board of directors of the Company, they shall be subject to the Company's insider trading compliance policy.

     In order to facilitate the Offering, Messrs. Belatti and Holbrook hereby agree to waive any piggy-back registration rights they may have as a result of the Offering pursuant to Section 2.2 of Exhibit A.

     The FS Shareholders and the Company agree that notwithstanding any other agreements or practices between the Company and the FS Shareholders to the contrary, the Company will not forward any non-public information regarding the Company to the FS Shareholders or PENMAN or any of their affiliates until such date as the FS Shareholders or PENMAN, as the case may be, shall request in writing the delivery of such information (provided that at such date the FS Shareholders continue to have representatives on the board of directors of the Company). The restrictions of this paragraph shall not apply to materials provided to the board of directors of the Company in connection with meetings of the Company's board of directors, and other duties of the board of directors such as reviewing and executing resolutions and consents, and such materials shall continue to be delivered to any directors nominated by the FS
Shareholders or Kelvin J. Pennington.

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     Please acknowledge your agreement with the foregoing by signing in the space indicated below.


                                 AFC ENTERPRISES, INC.


                                 By:   ______________________
                                       Name:
                                       Title:

ACKNOWLEDGED AND AGREED:


FS EQUITY PARTNERS III, L.P.,
a Delaware limited partnership

By:  FS Capital Partners, L.P.
     Its: General Partners

     By:  FS Holdings, Inc.


     By:  _____________________
          Its:

FS EQUITY PARTNERS INTERNATIONAL, L.P.,
a Delaware limited partnership

By:  FS&Co. International, L.P.
     Its: General Partners

     By:  FS International Holdings Limited

     Its: General Partner


     By:  __________________________
          Its:
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FS EQUITY PARTNERS IV, L.P.,
a Delaware limited partnership

By:  FS Capital Partners LLC
     Its: General Partner


     By:  __________________________
          Its:

PENMAN PRIVATE EQUITY AND MEZZANINE FUND, L.P., a Delaware limited partnership

By:  PENMAN Asset Management, L.P.
     Its: General Partner


     By:  __________________________
          Its:

FRANK J. BELATTI


________________________



DICK R. HOLBROOK



________________________


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